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                        AMENDMENT TO EMPLOYMENT AGREEMENT


                  This Amendment to the Employment Agreement by and between Morton International, Inc., an Indiana corporation (the "Company"), and William
E. Johnston (the "Executive") dated as of March 22, 1990 (the "Employment Agreement") is made by and among the Company, Rohm and Haas Company, a Delaware corporation ("Parent") and the Executive and is dated as of the 31st day of January, 1999.

                  WHEREAS, the Company, Parent and Gershwin Acquisition Corp., an Indiana corporation and a wholly owned subsidiary of Parent ("Sub"), have entered into an Agreement and Plan of Merger dated as of the 31st day of January, 1999 (the "Merger Agreement"), pursuant to which Sub will merge with and into the Company (the "Merger"), following which the Company will be a wholly owned subsidiary of Parent; and

                  WHEREAS, it is acknowledged by the parties hereto that upon consummation of the Merger, the Executive will have "Good Reason" to terminate his employment pursuant to the Employment Agreement; and

                  WHEREAS, the Company and Parent have determined that it is in the best interests of their respective shareholders, and the Executive has agreed, to provide for the continued employment of the Executive following the Merger and to amend and clarify the Employment Agreement in certain respects as set forth below;

                  NOW, THEREFORE, it is hereby agreed as follows:

         1. In General. Capitalized terms used and not defined in this Amendment shall have the meanings assigned to them in the Employment Agreement. It is acknowledged and agreed that the Employment Period will have begun before the Effective Time (as defined in the Merger Agreement) as a result of prior events contemplated by the Merger Agreement.

         2. New Position. As of the Effective Time, clause (A) of Section 4(a)((i) of the Employment Agreement shall be amended to read in its entirety as follows:

                  the Executive shall serve as a member of the Executive Council of Parent, with the title of Senior Vice President, and as principal operating officer of Parent and the Company in Chicago, Illinois, with such duties and responsibilities commensurate with such position as may be assigned to him from time to time by a Vice Chairman or the Chief Operating Officer of Parent (it being understood that he will not have reporting obligations to more than one of such persons at any one time), and

         3. Severance. At the Effective Time, the Executive shall be paid in a lump sum in cash the amount described in Section 6(d)(i) of the Employment Agreement, calculated if he had exercised his right to terminate his employment for Good Reason at the Effective Time. In consideration of the foregoing payment, the Executive shall cease to be entitled to receive the
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payment described in Section 6(d)(i) of the Employment Agreement upon the subsequent termination of his employment for any reason. However, in the event of the termination of the Executive's employment during the period of one year following the Effective Time by Parent other than for Cause or Disability, or by the Executive for Good Reason, the Executive shall be entitled to receive a lump sum in cash within 30 days after the Date of Termination equal to the aggregate of the following amounts: (a) the product of (i) the Multiplier (as defined below) and (ii) the sum of (A) the Annual Base Salary, (B) the Highest Annual Bonus and (C) the Greater Long-Term Bonus; and (b) all Accrued Obligations (except to the extent previously paid); and (c) a lump-sum retirement benefit equal to the difference between (I) the actuarial equivalent of the benefits under the Retirement Plans which the Executive would receive if the Executive's employment continued at the compensation level provided for in Sections 4(b)(i) and 4(b)(ii) of the Employment Agreement for a period equal to one year times the Multiplier, assuming for this purpose that all accrued benefits are fully vested, and (II) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plans; provided, that for purposes of this sentence the term "Good Reason" shall only relate to events occurring after the Effective Time and shall mean "Good Reason" as defined in
Section 5(c) of the Employment Agreement except that the reference in clause (i) to Section 4(a) of the Employment Agreement shall be deemed to refer to said
Section 4(a) as amended by Section 2 of this Amendment, and the last two sentences of said Section 5(c) shall be disregarded. The Executive shall also remain entitled to receive the other payments and benefits provided for in the Employment Agreement (other than Section 6(d)(i) thereof) in the event of a termination of his employment during the Employment Period (it being acknowledged that any such termination by the Executive will be for Good Reason for such purposes). For purposes of this Section 3, the "Multiplier" shall mean a fraction, the numerator of which is the number of days from the Date of Termination through the first anniversary of the Effective Time, and the denominator of which is 365.

         4. Assumption by Parent. As of the Effective Time, Parent shall be considered to have assumed the Employment Agreement and expressly agreed to perform the Employment Agreement in the same manner and to the same extent as the Company, as required by Section 11(c) of the Employment Agreement. To effectuate the foregoing, as of the Effective Time: (a) all references to "the Company" in Sections 3, 5, 9(b), 9(c) and 9(d) of the Employment Agreement shall be deemed to refer to Parent instead of the Company; (b) all references to "the Company" in Sections 6, 8, 9(a), 10, and 12(d) of the Employment Agreement shall be deemed to refer to Parent as well as the Company; (c) all references to "the Board" in Section 5(b) of the Employment Agreement shall be deemed to refer to the Board of Directors of Parent; (d) the reference in Section 10(a) to "the Chief Executive Officer" shall be deemed to refer to the Chief Executive Officer of Parent; and (e) notices to Parent under the Employment Agreement shall be given in accordance with Section 12(b) to Parent at the address provided for in the Merger Agreement. It is acknowledged that from and after the Effective Time, Parent shall be considered an "affiliated company" of the Company as that term is used in the Employment Agreement.

         5. Supplemental Executive Retirement Program. It is acknowledged and agreed that in addition to his rights and entitlements pursuant to the Employment Agreement, as amended hereby, the Executive is entitled to certain supplemental retirement benefits (the "SERP

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Benefits") from the Company pursuant to the Supplemental Executive Retirement
Program (the "SERP") set forth in the letter agreement dated February 16, 1982, between P. Michael Phelps, on behalf of MortonNorwich, and the Executive, the letter agreement dated April 26, 1984 between P. Michael Phelps, on behalf of Morton Thiokol, Inc., and the Executive (the "1984 Letter") (which incorporates by reference certain definitions set forth in the Executive Employment Contract dated November 20, 1981 between Morton-Norwich Products, Inc. and the Executive (the "Prior Employment Agreement")), and the memorandum entitled "SERP Clarifications" dated March 7, 1989 from Morton Thiokol, Inc. to "Participants in The Supplemental Executive Retirement Program ("SERP")." Without limiting any of the Executive's rights under the SERP, it is acknowledged and agreed that notwithstanding any provision of the Employment Agreement or the SERP, (i) the Executive is not entitled to receive any benefits pursuant to the Prior Employment Agreement (which remains in effect only to the extent that certain provisions thereof are incorporated by reference to the 1984 Letter), (ii) the Retirement Plans referred to in Section 6(d)(i)(C) of the Employment Agreement shall not be considered to include the SERP, (iii) the consummation of the transactions contemplated by the Merger Agreement will constitute a "change of control" for purposes of the SERP, and (iv) upon a termination of the Executive's employment following the Merger by the Executive for "Good Reason" or by Parent without "Cause," or as a result of the Executive's Disability, in each case as defined in the Employment Agreement, or upon the Executive's death at any time after the beginning of the Employment Period (as defined in the Employment Agreement) (whether or not during employment), the Executive (or in the event of his death at a time when he is married, his surviving spouse) shall have a vested, nonterminable right to the SERP Benefits provided for in Section 2 of the 1984 Letter.

         6. Miscellaneous. (a) Except as specifically set forth in this Amendment, the Employment Agreement and the SERP are hereby ratified and confirmed without amendment.

         (b) This Amendment may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

         (c) This Amendment shall be null and void, ab initio, and of no further effect if the Merger Agreement is terminated before the consummation of the Offer (as defined in the Merger Agreement).

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                  IN WITNESS WHEREOF, the Executive has hereunto set the
Executive's hand and, pursuant to the authorization from their respective Boards of Directors, Parent and the Company have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                       /s/ William E. Johnston
                                       ----------------------------------------
                                           William E. Johnston



                                       MORTON INTERNATIONAL, INC.



                                       By /s/ Christopher K. Julsrud
                                          -------------------------------------


                                       ROHM AND HAAS COMPANY



                                       By /s/ J. Lawrence Wilson
                                          -------------------------------------

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